EXHIBIT 10.5(g)

[FORM OF STOCK OPTION GRANT NOTICE
USED FOR EXECUTIVE OFFICERS]

Note:	There is some variation from time to time in the forms used for grant notices. This exhibit reflects the substance of the notices used, without providing or describing immaterial variations. Logos, trademarks, and service marks are omitted from this exhibit.

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NOTICE OF GRANT

Management Stock Option

[Name of recipient]

Congratulations! You have been granted a management stock option to purchase shares of First Horizon National Corporation common stock as follows:

DATE OF GRANT	—
GOVERNING COMPANY PLAN	—
OPTION PRICE PER SHARE	—	$ [fair market value on grant date]
TOTAL NUMBER OF SHARES GRANTED	—
VESTING DATE OF FIRST 50% OF SHARES	—	[third anniversary of grant date]
VESTING DATE OF SECOND 50% OF SHARES	—	[fourth anniversary of grant date]
DATE OPTION EXPIRES	—	[seventh anniversary of grant date]

Your management stock option recognizes your leadership and performance within the organization. This option is granted under the Governing Company Plan specified above, and is governed by the terms and conditions of such Plan and by policies and practices of the Compensation Committee (that administers the Plan) that are in effect from time to time during the term of this option. This option is subject to possible early termination and forfeiture, even if vested, in accordance with the Plan and Committee policies and practices, and can result in a forfeiture of profit following exercise in certain circumstances as provided in Section __ of the Plan [Sec. 8 for the 2000 Employee Stock Option Plan; Sec. 6 for the 2003 Equity Compensation Plan]. This option is nonqualified, so that your exercise of this option is taxable; your withholding and other taxes will depend upon the extent to which our stock value exceeds the option price on your exercise date. Important information concerning the Plan and this option is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Governing Company Plan at any time; additional copies are available to you upon request.

Questions about your management stock option grant?
If you have questions about your stock option grant or need a copy of the Governing Company Plan, related prospectus, or option exercise forms, contact your Employee Services Relationship Manager. For all your personal stock option information, visit the My Stock Options website in the Managing Your Money section of FirstNet.